Exhibit 99.1

TIO NETWORKS CORP.

STOCK OPTION PLAN

Amended and Restated December 3, 2010

The Board of Directors of TIO NETWORKS CORP. (the “Company”) have adopted this Stock Option Plan pursuant to which directors, officers, consultants and employees of the Company or any subsidiary of the Company may be granted options to purchase Common Shares in the capital of the Company and thereby share in the future growth and success of the Company.

ARTICLE 1 – DEFINITIONS

1.1    In this Plan, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Blackout Period”, also known as a “trading ban”, means a period during which the Company has voluntarily required its insiders not to trade in its securities, usually pending an announcement of material information;

(b)	“Board” or “Board of Directors” means the board of directors of the Company;

(c)	“Common Shares” mean the Common Shares without par value in the capital of the Company as constituted on January 12, 2007, provided that if the rights of any Optionee are subsequently adjusted pursuant to Article 11 hereof, “Common Shares” will thereafter mean the shares or other securities or property which such Optionee is entitled to purchase after giving effect to such adjustment;

(d)	“Company” means TIO Networks Corp. and its lawful successors from time to time;

(e)	“Eligible Persons” means any director, employee or officer of the Company or its subsidiaries or any person or company engaged to provide ongoing management or consulting services for the Company or its subsidiaries or for an entity controlled by the Company;

(f)	“Option” means an option entitling the holder thereof to purchase Common Shares as described herein and granted to an Eligible Person of the Company pursuant to the terms and conditions hereof and as evidenced by an Option Agreement;

(g)	“Option Agreement” means an agreement evidencing an Option, entered into by and between the Company and an Optionee;

(h)	“Option Exercise Price” means the price per Common Share at which an Optionee may purchase Common Shares pursuant to an Option, provided that if such price is adjusted pursuant to Article 11 hereof, “Option Exercise Price” will thereafter mean the price per Common Share at which such Optionee may purchase Common Shares pursuant to such Option after giving effect to such adjustment;

(i)	“Optionee” means an Eligible Person of the Company who holds an Option under this Plan;

(j)	“Other Share Compensation Arrangement” means, other than this Plan and any Options, any stock option plan, stock options, employee stock purchase plan or other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares;

(k)	“Plan” means this Stock Option Plan, as it may be amended, modified or restated from time to time pursuant to and in accordance with the provisions hereof;

(l)	“President” means the President of the Company appointed by the Board of Directors; and

(m)	“Securities Laws” means the applicable securities laws and regulations of Canada or of the United States, or any political subdivision of either, or the by-laws, rules and regulations of any stock exchange or other trading facilities upon which the Common Shares are listed or traded, as the case may be.

ARTICLE 2 – PURPOSE OF THE PLAN

2.1    The purpose of this Plan is to promote the interests of the Company by:

(a)	attracting and retaining persons of outstanding competence to act as Eligible Persons of the Company and its subsidiaries;

(b)	to further identifying the interests of Eligible Persons with those of the shareholders of the Company generally by encouraging Eligible Persons to acquire share ownership in the Company.

The Company believes that these purposes may be best accomplished by granting to Eligible Persons options to purchase Common Shares.

ARTICLE 3 – EFFECTIVE DATE OF THE PLAN

3.1     The effective date of this Plan is January 12, 2007.

ARTICLE 4 – SHARES SUBJECT TO THE PLAN

4.1    Subject to Article 11, the number of Common Shares, which are subject to options granted pursuant to this Plan shall not exceed 10% of the issued and outstanding shares of the Company as it may be from time to time.

4.2    Subject to section 4.1 and Article 11, the number of Common Shares which are subject to options granted to any one person in any 12 month period may not exceed 5% of the issued and outstanding Common Shares of the Company, without disinterested shareholder approval.

4.3    Subject to section 4.1 and Article 11, the aggregate number of Common Shares which are subject to options granted to Insiders under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares, without disinterested shareholder approval.

4.4    Subject to section 4.1 and Article 11, the aggregate number of Common Shares which are subject to options granted to Insiders in any 12 month period under this Plan and any Other Share Compensation Arrangement shall not exceed 10% of the outstanding Common Shares at the time of the grant, without disinterested shareholder approval.

4.5    Subject to section 4.1 and Article 11, the number of Common Shares which are subject to options granted to any one consultant in any 12 month period may not exceed 2% of the issued and outstanding Common Shares of the Company.

4.6    Subject to section 4.1 and Article 11, the aggregate number of Common Shares which are subject to options granted to all employees conducting investor relations activities, in any 12 month period, may not exceed 2% of the issued and outstanding Common Shares of the Company.

4.7    Subject to section 4.4, options issued to consultants performing investor relations activities shall vest in stages over a 12 month period with no more than one-quarter ( 1⁄4) of the options vesting in any three month period.

ARTICLE 5 – ADMINISTRATION OF PLAN

5.1    This Plan shall be administered by the Board of the Company, who, subject to the provisions of this Plan, may establish from time to time such rules and regulations, make such determinations and to take such steps in connection with the Plan as in the opinion of the Board are necessary or desirable for the proper administration of this Plan.

5.2    The Board may, from time to time, appoint a committee of the Board made up of one or more directors for purposes of reviewing and making recommendations to the Board with respect to the administration of the Plan.

5.3    The Company shall, for stock options granted to employees, consultants or management Company employees, represent that the Optionee is a bona fide employee, consultant or management Company employee, as the case may be.

5.4    The Board Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Committee shall be final, binding and conclusive for all purposes;

(c)	to determine to which Eligible Persons options are granted and to grant options;

(d)	to determine the number of shares covered by each Option;

(e)	to determine the Option Exercise Price for each Option, provided that such Option Exercise Price shall not be less than the closing price of the Common Shares on the TSX Venture Exchange on the trading day immediately preceding the date of grant of the Option;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine if the Common Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(h)	to prescribe the form of the instruments relating to the grant, exercise and other terms of the Options.

ARTICLE 6 – TERM AND TRANSFERABILITY OF OPTIONS

6.1    Each Option granted pursuant to this Plan shall, subject to early termination in accordance with Article 7 hereof and subject to the provisions of Article 8 hereof, expire automatically on the earlier of:

(a)	the date on which such Option is exercised in respect of all of the Common Shares that may be purchased thereunder; and

(b)	the expiry date of such Option as determined by the Board which in no event may exceed ten years from the date of the original grant of the Option.

6.2    In the event that the expiry date of an Option as determined by the Board falls within a Blackout Period or within four business days of the end of a Blackout Period, such expiry date shall be deemed, for purposes of section 6.1(b) above, to be until 5:00 pm local time on the fifth business day following the end of such Blackout Period.

6.3    All Options shall be non-transferable and non-assignable.

ARTICLE 7 – EARLY TERMINATION OF OPTIONS

7.1    Each Option shall terminate on the earlier of the Expiry Date and:

(a)	the 90th day after the date on which the Optionee is no longer a director of the Company or a subsidiary, provided, however, that where a participant is both a director and an officer or employee of the Company or a subsidiary, such option shall not expire pursuant to this subparagraph (a) where such participant remains an officer of or employed by the Company or a subsidiary;

(b)	the 30th day after the date of retirement or termination of employment, other than for cause, of a participant who is an employee or officer of the Company or a subsidiary or who is providing ongoing management or consulting services for the Company or any entity controlled by the Company;

(c)	one day after the date of termination of employment for cause, in the case of a participant who is an employee or officer of the Company or a subsidiary, or who is providing ongoing management or consulting services for the Company or any entity controlled by the Company;

provided that if such Optionee ceases to be an Eligible Person of the Company by reason of the death or permanent disability of such Optionee, all or any of the Common Shares then covered by such Option may be purchased by the legal representative of such Optionee, or by the person or persons to whom the rights of such Optionee under the Option Agreement entered into with such Optionee have passed by will or the laws of devolution or distribution and descent, until the earlier of:

(i)	the date that is 365 days after the date of the death of such Optionee; and

(ii)	the Expiry Date;

provided, that in respect of any Option which would expire pursuant to Article 7.1 (a) and (b) above, the Board may extend the expiry date in its discretion to any date being the lesser of:

(i)	the Expiry Date; and

(ii)	one year from the date of retirement or termination;

7.2    The retirement of any Optionee as a director of the Company at any annual meeting of the Company as required by the Articles of the Company shall not result in the termination of the Option granted to such Optionee provided that such Optionee is re-elected at such annual meeting as a director of the Company.

ARTICLE 8 – EXERCISE OF OPTIONS

8.1    Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its registered office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by cash, certified cheque or bank draft made payable to the Company, representing payment in full of the Option Exercise Price of the Common Shares to be purchased. Certificates for such Common Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

8.2    Notwithstanding any of the provisions contained in the Plan or in any Option, the Company’s obligation to issue Common Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Common Shares to listing on any stock exchange on which the Common Shares may be then listed; and

(c)	the receipt from the Optionee of such representations, agreements and undertaking, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the Securities Laws of any jurisdiction.

In this connection, the Company shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable Securities Laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed.

8.3    Subject to the Article 6 and Article 7, all options that have been cancelled or that have expired without being exercised shall continue to be issuable under this Plan in which they were approved.

ARTICLE 9 – NOTICE TO COMMISSIONS AND EXCHANGES

9.1    The Company will give notice to all applicable securities commissions and other regulatory bodies in Canada and the United States and all applicable stock exchanges and other trading facilities upon which the Common Shares are listed or traded, as may be required, of its adoption of this Plan and of its entering into Option Agreements with Eligible Persons and the terms and conditions for the purchase of Common Shares under such Option Agreements, and will use all reasonable efforts to obtain any requisite approvals as may be required from such bodies, exchanges and trading facilities.

ARTICLE 10 – SUSPENSION, AMENDMENT OR TERMINATION

10.1    The Board of Directors shall have the right at any time to suspend, amend or terminate this Plan in any manner including, without limitation, to reflect any requirements of applicable regulatory bodies or stock exchanges, and on behalf of the Company to enter into amendments to any Option Agreement, subject to the prior written consent of The TSX Venture Exchange or such other stock exchange having jurisdiction over the Company, but shall not make a material amendment to any Option Agreement without such shareholder approvals as are required pursuant to TSX Venture Exchange policy.

ARTICLE 11 – ADJUSTMENT

11.1    The Option Exercise Price and the number of Common Shares to be purchased by an Optionee upon the exercise of an Option will be adjusted, with respect to the then unexercised portion thereof, by the Company from time to time (on the basis of such advice as the Company considers appropriate, including, if considered appropriate by the Company, a certificate of the auditors of the Company) in the events and in accordance with the provisions and rules set out below. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Company, and any such determination will be binding on the Company, the Optionee and all other affected parties.

11.2    Disinterested shareholder approval will be obtained for any reduction in the Option Exercise Price if the Optionee is an insider of the Company at the time of the proposed adjustment.

11.3    In the event that a dividend is declared upon the Common Shares payable in Common Shares (other than in lieu of dividends paid in the ordinary course), the number of Common Shares then subject to any Option shall be adjusted by adding to each such Common Share the number of Common Shares which would be distributable thereon if such Common Share had been outstanding on the date fixed for determining shareholders entitled to receive such stock dividend.

11.4    In the event that the outstanding Common Shares are changed into or exchanged for a different number of kind of Common Shares or other securities of the Company or of another company, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Common Share subject to any Option the number and kind of Common Shares or other securities of the Company or another company into which each outstanding Common Share shall be so changed or for which each such Common Share shall be exchanged.

11.5    In the event that there is any change, other than as specified above in this Article 11, in the number or kind of outstanding Common Shares or of any securities into which such Common Shares shall have been changed or for which they shall have been exchanged, then, only with the prior written consent of the TSX Venture Exchange, or such other stock exchange having jurisdiction over the Company, if the Company determines that such change equitably requires an adjustment to be made in the number or kind of Common Shares, an equitable adjustment shall be made in the number or kind of Common Shares, such adjustment to be reasonably determined by the Company and to be effective and binding for all purposes, subject to the prior consent of the TSX Venture Exchange.

11.6    In the case of any such substitution or adjustment as provided for in this Article 11, the Option Exercise Price in respect of each Option for each Common Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of Common Shares or securities covered by the Option after the relevant event multiplied by the varied Option Exercise Price shall equal the number of Common Shares covered by the Option prior to the relevant event multiplied by the original Option Exercise Price.

11.7    In the event that the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Common Shares, property, evidence of indebtedness or shares or other securities of the Company (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Company determines that such action equitably requires an adjustment in the Option Exercise Price or number of Common Shares subject to any Option, or both, such adjustment shall be made by the Company and shall be effective and binding for all purposes.

11.8    No adjustment or substitution provided for in this Article 11 shall require the Company to issue a fractional share in respect of any Option and the total substitution or adjustment with respect to each Option shall be limited accordingly.

11.9    In the event that, at the time of exercise of an Option, there is no public market for the Common Shares or for securities substituted therefore as provided by this Article 11, the obligations under the Option shall be met by a payment in cash in such amount as is reasonably determined by the Company to be fair and equitable in the circumstances.

11.10    All adjustments or substitutions provided for in this Article 11 are subject to the pre-clearance of the TSX Venture Exchange, or such other stock exchange or regulatory body having jurisdiction over the Company.

ARTICLE 12 – WITHHOLDING TAXES

12.1    For any grants of Options made to an Optionee, the Company shall have the authority to take reasonable steps for the deduction and withholding, or for the advance payment or reimbursement by the Optionee to the Company, of any taxes and other required source deductions which the Company is required by law or regulation of any governmental authority whatsoever to remit in connection with this Plan, any Option or Other Share Compensation Arrangement. Without limiting the generality of the foregoing, the Company may, in its sole discretion:

(a)	in the event of any Option granted under this Plan resulting in a payment to be made to the Optionee in cash, deduct and withhold therefrom an amount sufficient in its opinion to satisfy any and all withholding taxes and other source deductions;

(b)	deduct and withhold additional amounts from other cash remuneration or amount payable to an Optionee, whether or not such amount is related to the Plan or any Option Agreement;

(c)	require, as a condition of the issuance of Common Shares to an Optionee that the Optionee make a cash payment to the Company equal to the amount required to be withheld and remitted by the Company for the account of the Optionee to the appropriate governmental authority and the Company, in its discretion, may withhold the issuance or delivery of Common Shares until the Optionee makes such payment to the Company for an amount in the Company’s opinion that would satisfy any and all such withholding taxes;

(d)	sell, on behalf of the Optionee, all or any portion of Common Shares otherwise deliverable to the Optionee in such manner, in such amounts and at such prices as the Company shall determine in its sole discretion, until the net proceeds of sale equal or exceed the amount which in the Company’s opinion would satisfy any and all withholding taxes and other source deductions for the account of the Optionee, and shall remit such amount of such withholding taxes to the appropriate governmental authorities and deliver any excess net proceeds to the Optionee.

ARTICLE 13 – REFERENCE

13.1    The holders of an Option shall not have any rights as a shareholder of the Company with respect to any Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Exercise Price of the Common Shares in respect of which the Option is being exercised) and the Company shall issue such Common Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

13.2    Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary of the Company or affect in any way the right of the Company or any such Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Subsidiary to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Subsidiary or any present or future retirement policy of the Company or any Subsidiary, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Subsidiary.

13.3    References herein to any gender include all genders.

TIO NETWORKS CORP.

Per: “Hamed Shahbazi”
Authorized Signatory

Per: “Derek Lai”
Authorized Signatory